RS INVESTMENT TRUST

388 Market Street

San Francisco, California 94111

State Street Bank and Trust Company

200 Newport Ave,

North Quincy, MA 02171

Attention: Michael D. Timcoe, Vice President

Re:	RS Investment Trust

Ladies and Gentlemen:

This is to advise you that RS Investment Trust has established two new series, RS Global Growth Fund and RS Greater China Fund (each a “Fund”).

In accordance with the Additional Portfolios provision of Section 21.6 of the Master Custodian Contract dated May 1, 2007 by and among each registered management investment company party thereto and State Street Bank and Trust Company, RS Investment Trust hereby requests that you act as Custodian for its new Funds under the terms of the aforementioned contract.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Funds and retaining one copy for your records.

Sincerely, RS INVESTMENT TRUST on behalf of: RS GLOBAL GROWTH FUND RS GREATER CHINA FUND

By:	/s/ James E. Klescewski
Name: Title:	James E. Klescewski Treasurer, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name: Title:	Michael F. Rogers Executive Vice President

Effective Date: May 1, 2011

RSIT Custodian Add’l Series Letter